EXHIBIT 10.6
EMULEX CORPORATION
AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
FOR NON-U.S. GRANTEES
     This Restricted Stock Unit Award Agreement (this “Agreement”) is made and entered into effective as of the grant date (the “Grant Date”) set forth in the Notice of Grant of Award attached hereto (the “Notice”), by and between Emulex Corporation, a Delaware corporation (the “Company”), and the Employee (“Grantee”) named in the Notice.
     Pursuant to the Emulex Corporation Amended and Restated 2005 Equity Incentive Plan (the “Plan”), the Administrator of the Plan has authorized the grant (the “Award”) to Grantee of restricted stock units (“Restricted Stock Units”) upon the terms and subject to the conditions set forth in this Agreement, in any appendix to this Agreement for Grantee’s country (the “Appendix”) and in the Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.
     NOW, THEREFORE, in consideration of the premises and the benefits to be derived from the mutual observance of the covenants and promises contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Basis for Award. This Award is made pursuant to the Plan for valid consideration provided to the Company by Grantee. By Grantee’s execution of the Notice, Grantee agrees to the terms and conditions of the Restricted Stock Units set forth in the Plan, the Notice and this Agreement (including the Appendix).
     2. Restricted Stock Unit Award. Each Restricted Stock Unit represents the right to receive one (1) share of the common stock of the Company (the “Common Stock”) upon vesting. Grantee shall have none of the rights of a shareholder with respect to shares of Common Stock underlying the Award, including the right to vote the shares of Common Stock and to receive dividends thereon, unless and until such shares of Common Stock are reflected as issued and outstanding shares on the Company’s stock ledger.
     3. Vesting. The Restricted Stock Units shall vest according to the vesting schedule set forth in the Notice. If Grantee ceases Continuous Service for any reason (including, without limitation, termination of employment or service by the Company, resignation by Grantee, or Grantee’s death or Disability), all unvested Restricted Stock Units shall be canceled immediately, as further described in Section 7(l) below. The Administrator may accelerate vesting of the Restricted Stock Units in such circumstances as it, in its sole discretion, may determine, consistent with the terms of the Plan.
     4. Conversion of Units and Issuance of Shares. Upon each vesting date, one (1) share of Common Stock shall become issuable for each Restricted Stock Unit that vests on such date. Within five (5) days thereafter, upon satisfaction of the Tax-Related Items (as defined in Section 6 below), the Company will transfer to Grantee the number of shares of Common Stock with respect to which the restrictions have lapsed. Prior to the date upon which all Restricted Stock Units have fully vested (the “Final Vesting Date”), any fractional Restricted Stock Unit shall be carried forward to the next partial vesting date. On each subsequent partial vesting date, including the Final Vesting Date, any fractional Restricted Stock Units shall be aggregated into whole Restricted Stock Units and such whole Restricted Stock Units shall be converted into shares of Common Stock pursuant to the terms hereof. Any fractional Restricted Stock Unit remaining after the Award becomes fully vested shall be settled in cash, unless otherwise provided herein.
     5. Compliance with Laws and Regulations. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and Grantee with all applicable requirements of U.S. federal and state securities laws, with any applicable local securities laws, with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer, and with other applicable laws and regulations governing the Award.

     6. Tax Obligations. Regardless of any action the Company or Grantee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Grantee’s participation in the Plan and legally applicable to Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, the issuance of shares of Common Stock upon vesting of the Restricted Stock Units, the subsequent sale of shares of Common Stock acquired pursuant to such issuance and the receipt of any dividends or dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Restricted Stock Units to reduce or eliminate Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if Grantee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, Grantee acknowledges that the Company or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
     Prior to any relevant taxable or tax withholding event, as applicable, Grantee will pay or make adequate arrangements satisfactory to the Company and the Employer to satisfy all Tax-Related Items. In this regard, Grantee authorizes the Company and the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(i)	requiring Grantee to tender a cash payment to the Company or the Employer in the amount of the Tax-Related Items;

(ii)	withholding from Grantee’s wages or other cash compensation paid to Grantee by the Company and the Employer;

(iii)	withholding from proceeds of the sale of shares of Common Stock acquired upon vesting of the Restricted Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on Grantee’s behalf pursuant to this authorization); and

(iv)	withholding in shares of Common Stock to be issued upon vesting of the Restricted Stock Units.
     To avoid negative accounting treatment, the Company and the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts for other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, Grantee will be deemed to have been issued the full number of shares of Common Stock subject to the vested Restricted Stock Units, notwithstanding that a number of shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Grantee’s participation in the Plan.
     Without limitation to the discretion reserved to the Company and the Employer with respect to which withholding method to use to satisfy the obligations for Tax-Related Items, payment of the Tax-Related Items by a Grantee who is an officer, director or other “insider” subject to Section 16(b) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) by the withholding methods described in (iii) and (iv) above is subject to pre-approval by the Administrator, in its sole discretion, in a manner that complies with the specificity requirements of Rule 16b-3 under the Exchange Act, including the name of the Grantee involved in the transaction, the nature of the transaction, the number of shares to be acquired or disposed of by the Grantee and the material terms of the Award involved in the transaction.
     The Company may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares of Common Stock, if Grantee fails to comply with Grantee’s obligations in connection with the Tax-Related Items.
     7. Nature of the Award. In accepting the Award, Grantee acknowledges and agrees that:

          (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
          (b) the Award of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted repeatedly in the past;
          (c) all decisions with respect to future grants of restricted stock units, if any, will be at the sole discretion of the Company;
          (d) Grantee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Grantee’s employment relationship at any time;
          (e) Grantee is voluntarily participating in the Plan;
          (f) the Restricted Stock Units and the shares of Common Stock subject to the Restricted Stock Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of Grantee’s employment contract, if any;
          (g) the Restricted Stock Units and the shares of Common Stock subject to the Restricted Stock Units are not intended to replace any pension rights or compensation;
          (h) the Restricted Stock Units and the shares of Common Stock subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;
          (i) the Award of Restricted Stock Units and Grantee’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or the Employer;
          (j) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;
          (k) in consideration of the Award of the Restricted Stock Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of Grantee’s Continuous Service (for any reason whatsoever and whether or not in breach of local labor laws) and Grantee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;
          (l) in the event of termination of Grantee’s Continuous Service (whether or not in breach of local labor laws), Grantee’s right to vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that Grantee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar period pursuant to local law), and the Administrator shall have the exclusive discretion to determine when Grantee is no longer actively employed for purposes of the Award of Restricted Stock Units; and
          (m) the Restricted Stock Units and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.
     8. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Grantee’s participation in the Plan or Grantee’s acquisition or sale of the underlying shares of Common Stock. Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Grantee’s participation in the Plan before taking any action related to the Plan.
     9. Data Privacy. Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee’s personal data as described in this Agreement and any other Award materials by and among, as applicable, the Employer, the Company or an Affiliate for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.
     Grantee understands that the Company and the Employer may hold certain personal information about Grantee, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
     Grantee understands that Data will be transferred to E*TRADE Financial Corporation or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. Grantee understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections from Grantee’s country. Grantee understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting Grantee’s local human resources representative. Grantee authorizes the Company, E*TRADE Financial Corporation and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing Grantee’s participation in the Plan. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. Grantee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Grantee’s local human resources representative. Grantee understands, however, that refusing or withdrawing his or her consent may affect Grantee’s ability to participate in the Plan. For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee understands that he or she may contact his or her local human resources representative.
     10. Representations and Warranties of Grantee. Grantee represents and warrants to the Company that:
          (a) Terms of the Plan. Grantee has received a copy of the Plan, has read and understands the Plan, the Notice and this Agreement (including the Appendix), and agrees to be bound by their terms and conditions.
          (b) Further Documents. Grantee agrees upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Award.
     11. Compliance with Securities Laws. Grantee understands and acknowledges that, notwithstanding any other provision of the Agreement to the contrary, the vesting and holding of the Restricted Stock Units is expressly conditioned upon compliance with the U.S. Securities Act of 1933, as amended, and all applicable U.S. federal and state securities laws, as well as any applicable local securities laws. Grantee agrees to cooperate with the Company to ensure compliance with such laws.
     12. Cancellation of Unvested Stock Units. Unless otherwise provided in writing between the Company and Grantee, if unvested Restricted Stock Units do not become vested on or before the expiration of the period during which the applicable vesting conditions must occur, such unvested Restricted Stock Units shall be automatically cancelled immediately upon the occurrence of the event (including, without limitation, a termination of Grantee’s Continuous Service) or time period after which such unvested Restricted Stock Units may no longer become vested.
     13. Transferability. Neither the Restricted Stock Units, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily prior to vesting.
     14. Adjustments. The number of unvested Restricted Stock Units and the securities issuable upon vesting shall be automatically adjusted to reflect any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchanges of shares or other similar event affecting the Company’s outstanding Common Stock subsequent to the effective date of this Agreement.
     15. Modification. The Agreement may not be modified except in writing signed by both parties.
     16. Plan Governs. The terms and provisions of the Plan are incorporated herein by reference, and Grantee hereby acknowledges receiving a copy of the Plan. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.
     17. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Grantee or the Company to the Administrator for review. The resolution of such a dispute by the Administrator shall be final and binding on the Company and Grantee.
     18. Entire Agreement. The Plan and the Notice are incorporated herein by reference. This Agreement (including the Appendix), the Notice and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.
     19. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Grantee shall be in writing and addressed to Grantee at the address shown in the Company’s records. All notices shall be deemed to have been given or delivered upon: (a) personal delivery; (b) three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); (c) one (1) business day after deposit with any return receipt internationally recognized express courier (prepaid); or (d) one (1) business day after transmission by facsimile or telecopier.
     20. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Grantee and Grantee’s heirs, executors, administrators, legal representatives, successors and assigns.
     21. Governing Law and Choice of Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its conflict of law principles. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Orange County, California or the federal courts for the United States for the Central District of California, where the Award is made and to be performed.
     22. Language. If Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
     23. Electronic Delivery and Participation. The Company may, it its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company.

     24. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
     25. Appendix. Notwithstanding any provisions in this Agreement, the Award of Restricted Stock Units shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for Grantee’s country. Moreover, if Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Grantee, to the extent the Company determines that the application of such terms and condition is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix is part of this Agreement.
     26. Imposition of Other Requirements. The Company reserves the right to impose other requirements on Grantee’s participation in the Plan, on the Restricted Stock Units and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
* * * * *
By signing the Notice, Grantee agrees to the terms and conditions set forth in this Agreement (including the Appendix), as well as the terms and conditions set forth in the Plan.